Exhibit 99.

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION ■ SALEM, NH 03079 ■ TEL (603) 893-9701 ■ WEB www.standex.com

STANDEX REPORTS FISCAL FIRST QUARTER 2026 FINANCIAL RESULTS

●	In Q1 FY26, Sales Increased 27.6% YOY to $217.4 Million; New Products Sales Grew >35% and Sales into Fast Growth Markets Contributed ~30% of Total Sales
●	Q1 FY26 GAAP Operating Margin of 13.6%; Adjusted Operating Margin of 19.1%, Up 210 bps YOY
●	Q1 FY26 Orders of ~$226 Million; Record Quarterly Order Intake
●	Electronics Book to Bill of 1.06; Record Amran/Narayan Group Sales of >$35 Million
●	Paid Down ~$8 Million of Debt in Q1 FY26; Net Debt to EBITDA Ratio Lowered to 2.4x
●	Raising FY26 Sales Outlook to >$110 Million Over FY25; Fast Growth Market Sales to Grow >45% and Exceed $270 Million; Plan to Release >15 New Products, Contributing ~300 bps of Growth

SALEM, NH – October 30, 2025 – Standex International Corporation (NYSE: SXI) today reported financial results for the first quarter of fiscal year 2026 ended September 30, 2025.

Summary Financial Results - Total
($M except EPS and Dividends)	1Q26	1Q25	4Q25	Y/Y	Q/Q
Net Sales	$217.4	$170.5	$222.0	27.6%	-2.1%
Operating Income – GAAP	$29.6	$24.1	$34.7	23.0%	-14.7%
Operating Income – Adjusted	$41.6	$29.0	$45.8	43.3%	-9.1%
Operating Margin % - GAAP	13.6%	14.1%	15.6%	- 50	bps	- 200	bps
Operating Margin % - Adjusted	19.1%	17.0%	20.6%	+ 210	bps	- 150	bps
Net Income from Continuing Ops – GAAP	$15.8	$18.2	$15.5	-13.0%	2.0%
Net Income from Continuing Ops – Adjusted	$24.0	$21.9	$27.5	9.9%	-12.7%

EBITDA	$39.7	$31.2	$45.2	27.3%	-12.2%
EBITDA margin	18.3%	18.3%	20.4%	0	bps	- 210	bps
Adjusted EBITDA	$47.1	$34.1	$51.6	38.2%	-8.6%
Adjusted EBITDA margin	21.7%	20.0%	23.2%	+ 170	bps	- 150	bps

Diluted EPS – GAAP	$1.25	$1.53	$1.23	-18.3%	1.6%
Diluted EPS – Adjusted	$1.99	$1.84	$2.28	8.2%	-12.7%
Dividends per Share	$0.32	$0.30	$0.32	6.7%	0.0%

Free Cash Flow	$10.4	$10.8	$24.9	-3.7%	-58.2%

Net Debt to EBITDA	2.4	x	(0.1	x)	2.6	x	NM	-9.9%

*Adjusted operating income, adjusted operating margin, and adjusted EPS for all periods now also exclude amortization expense from acquired intangible assets.

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “Following record operating performance in fiscal year 2025, our fiscal first quarter performance provided a strong start to the fiscal year, positioning us well to surpass our previously provided outlook of greater than $100 million of incremental sales in fiscal year 2026. In the fiscal first quarter, we booked orders of $226 million, the highest quarterly order intake ever. On the top-line, sales increased 27.6% year-on-year to $217.4 million, comprised of a 7% contribution from new products and 30% contribution from sales into fast growth markets. We remain on track for organic growth in fiscal year 2026, primarily driven by new product launches, strong tailwinds in the electrical grid, defense and aviation end markets, and improving general industrial markets. Sales from fast growth markets, such as electrical grid, electric and hybrid vehicles, renewable energy, commercialization of space, and defense, totaled approximately $62 million in the fiscal first quarter and are now expected to exceed $270 million in fiscal year 2026.

Adjusted gross margin expanded 90 basis points year-on-year to 42.0%, and adjusted operating margin expanded 210 basis points year-on-year to 19.1%. These results reflect the continued evolution of our portfolio and continued focus on pricing disciplines and productivity actions. We paid down approximately $8 million of debt in the fiscal first quarter, and our net leverage ratio was reduced to 2.4x.”

Fiscal Second Quarter 2026 Outlook

In fiscal second quarter 2026, on a year-on-year basis, the Company expects significantly higher revenue, driven by mid-single-digit organic growth and the contribution from recent acquisitions, and similar adjusted operating margin due to higher growth investments and less favorable product mix.

On a sequential basis, the Company expects slightly higher revenue, primarily due to increased contribution from fast growth end markets and new product sales and realization of pricing initiatives. The Company expects slightly lower to similar adjusted operating margin due to increased investments in growth and less favorable product mix.

Fiscal Year 2026 Outlook

The Company is raising its fiscal year 2026 sales outlook. In fiscal year 2026, barring any unforeseen economic, global trade, or tariffs related disruptions, the Company now expects revenue to grow by over $110 million, versus the prior outlook calling for revenue to grow by over $100 million. Revenue growth expectations are primarily driven by mid-to-high-single-digit organic growth in Electronics, double-digit organic growth in Engineering Technologies, and the contribution from recent acquisitions. The Company plans to release over fifteen new products that it expects will contribute approximately 300 bps of incremental growth. Sales from fast growth markets are now expected to grow over 45% year-on-year and exceed $270 million. The Company expects continued adjusted operating margin expansion in fiscal year 2026.

First Quarter Segment Operating Performance

Electronics (51% of sales; 61% of segment adjusted operating income)

	1Q26	1Q25	% Change
Electronics ($M)
Revenue	110.6	77.7	42.2%
GAAP Operating Income	28.3	17.0	66.1%
GAAP Operating Margin %	25.6	21.9
Adjusted Operating Income*	31.9	18.4	73.0%
Adjusted Operating Margin %*	28.8	23.7

* Excludes the amortization of acquired intangible assets; Q1 FY25 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $32.8 million or 42.2% year-on-year, reflecting a 45.5% benefit from acquisitions, partially offset by an organic decline of 3.1% and a 0.1% impact from foreign currency. Adjusted operating income increased approximately $13.4 million or 73.0% year-on-year due to the contribution from the Amran/Narayan Group acquisition, pricing and productivity initiatives, and product mix. In addition, the Company commenced operations at its greenfield site in Croatia serving electrical grid customers in Europe.

The segment had a book-to-bill ratio of approximately 1.06 in the fiscal first quarter, with orders of approximately $117 million. Organic orders were approximately $81 million, an increase of 7.6% year-on-year.

On a sequential basis, the Company expects slightly higher revenue, reflecting higher contribution from the core business, partially offset by lower Amran/Narayan Group sales due to holidays in India. The Company expects similar adjusted operating margin sequentially, primarily driven by product mix and continued strategic growth investments.

Engineering Technologies (14% of sales; 10% of segment adjusted operating income)

	1Q26	1Q25	% Change
Engineering Technologies ($M)
Revenue	29.9	20.5	45.6%
GAAP Operating Income	3.6	4.0	-9.8%
GAAP Operating Margin %	12.1	19.5
Adjusted Operating Income*	5.0	4.0	25.2%
Adjusted Operating Margin %*	16.8	19.5

* Excludes the amortization of acquired backlog and acquired intangible assets

Revenue increased approximately $9.4 million or 45.6% year-on-year reflecting a 32.4% benefit from the McStarlite acquisition, organic growth of 12.7%, and a foreign currency benefit of 0.5%. Organic growth was driven by strong demand across space, defense, and aviation end markets. Adjusted operating income increased approximately $1.0 million or 25.2% year-on-year reflecting the contribution from the recent acquisition and higher volume.

In fiscal second quarter 2026, on a sequential basis, the Company expects moderately higher revenue due to growth in new product sales and similar adjusted operating margin due to project mix.

Scientific (9% of sales; 10% of segment adjusted operating income)

	1Q26	1Q25	% Change
Scientific ($M)
Revenue	19.5	17.7	9.9%
GAAP Operating Income	4.7	4.7	-1.5%
GAAP Operating Margin %	24.1	26.8
Adjusted Operating Income*	4.9	5.0	-1.7%
Adjusted Operating Margin %*	25.3	28.3

* Excludes the amortization of acquired intangible assets; Q1 FY25 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $1.8 million or 9.9% year-on-year reflecting an 18.6% benefit from the Custom Biogenic Systems acquisition, partially offset by an organic decline of 8.7% from lower demand at academic and research institutions that were impacted by NIH funding cuts. Adjusted operating income decreased approximately $0.1 million or 1.7% year-on-year due to an organic decline partially offset by contribution from the acquisition.

In fiscal second quarter 2026, on a sequential basis, the Company expects similar revenue and slightly lower adjusted operating margin due to higher contribution from Custom Biogenic Systems and increased tariff costs.

Engraving (16% of sales; 13% of segment adjusted operating income)

	1Q26	1Q25	% Change
Engraving ($M)
Revenue	35.8	33.4	7.4%
GAAP Operating Income	6.5	5.8	12.2%
GAAP Operating Margin %	18.2	17.5
Adjusted Operating Income*	6.9	6.2	10.6%
Adjusted Operating Margin %*	19.1	18.6

* Excludes the amortization of acquired intangible assets; Q1 FY25 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $2.5 million or 7.4% year-on-year reflecting organic growth of 5.6% from improved demand in Europe and a foreign currency benefit of 1.9%. Adjusted operating income increased approximately $0.7 million or 10.6% year-on-year due to higher sales and the realization of previously announced productivity initiatives and restructuring actions.

During the fiscal first quarter, the Company announced the closure of four sites, optimizing the footprint in the United Kingdom, U.S., Italy, and China. These actions are projected to yield approximately $5 million in annualized cost savings once fully implemented, and the Company expects to start realizing savings during the second half of fiscal year 2026. The segment is now substantially done with restructuring activities.

In fiscal second quarter 2026, on a sequential basis, the Company expects moderately lower revenue and slightly lower adjusted operating margin due to project timing.

Specialty Solutions (10% of sales; 6% of segment adjusted operating income)

	1Q26	1Q25	% Change
Specialty Solutions ($M)
Revenue	21.7	21.1	2.6%
Operating Income	2.9	3.5	-18.6%
Operating Margin %	13.3	16.8

Specialty Solutions revenue increased approximately $0.5 million or 2.6% year-on-year, reflecting slightly improved demand in the Hydraulics business. Operating income decreased approximately $0.7 million or 18.6% year-on-year.

In fiscal second quarter 2026, on a sequential basis, the Company expects slightly higher revenue and operating margin.

Capital Allocation

●	Interest: In fiscal second quarter 2026, the Company expects interest expense between $8 million and $8.5 million.

●

Share Repurchase: During the fiscal first quarter of 2026, the Company did not repurchase shares. There was approximately $28 million remaining on the Company’s current share repurchase authorization at the end of the fiscal first quarter 2026.

●

Capital Expenditures: In fiscal first quarter 2026, the Company’s capital expenditures were $6.4 million compared to $6.7 million in the fiscal first quarter of 2025. The Company expects fiscal year 2026 capital expenditures between $33 million and $38 million. Capital expenditures were $28.3 million in fiscal year 2025.

●

Dividend: On October 23, 2025, the Company declared a quarterly cash dividend of $0.34 per share, an approximately 6.3% year-on-year increase. The dividend is payable November 21, 2025, to shareholders of record on November 7, 2025.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net (cash) debt of $446.0 million on September 30, 2025, compared to ($15.6) million at the end of fiscal first quarter 2025. Net (cash) debt for the first quarter of 2026 consisted primarily of long-term debt of $544.6 million and cash and equivalents of $98.7 million.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended September 30, 2025, was $16.8 million compared to $17.5 million in the prior year’s quarter. Free cash flow after capital expenditures was $10.4 million compared to free cash flow after capital expenditures of $10.8 million in the fiscal first quarter of 2025.

Conference Call Details

Standex will host a conference call for investors tomorrow, October 31, 2025, at 8:30 a.m. ET. On the call, David Dunbar, President and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through October 31, 2026. To listen to the teleconference playback, please dial in the U.S. (888) 660-6345 or (646) 517-4150 internationally; the passcode is 33178#. The audio playback via phone will be available through November 6, 2025. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which exclude the impact of restructuring charges, purchase accounting, amortization from acquired intangible assets, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engineering Technologies, Scientific, Engraving, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of global crises or catastrophic events on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the electrical grid, automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; increased costs from acquisitions to improve and coordinate managerial, operational, financial, and administrative systems, including internal controls over financial reporting and compliance with the Sarbanes-Oxley Act of 2002, and other costs related to such systems in connection with acquired businesses; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; the impact on our operations of any successful cybersecurity attacks; and potential changes to future pension funding requirements. For a more comprehensive discussion of these and other factors, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the SEC and available on the Company’s website. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	June 30,
(In thousands)	2025	2025

ASSETS
Current assets:
Cash and cash equivalents	$98,653	$104,542
Accounts receivable, net	166,668	172,702
Inventories	135,777	129,994
Prepaid expenses and other current assets	86,475	73,641
Total current assets	487,573	480,879

Property, plant, equipment, net	159,596	160,364
Intangible assets, net	218,164	225,757
Goodwill	599,923	610,338
Deferred tax asset	11,522	11,971
Operating lease right-of-use asset	46,950	47,998
Other non-current assets	31,136	29,573
Total non-current assets	1,067,291	1,086,001

Total assets	$1,554,864	$1,566,880

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$87,704	$88,001
Accrued liabilities	66,654	63,204
Income taxes payable	15,339	15,770
Total current liabilities	169,697	166,975

Long-term debt	544,623	552,515
Operating lease long-term liabilities	38,399	40,057
Accrued pension and other non-current liabilities	67,337	67,743
Total non-current liabilities	650,359	660,315

Redeemable non-controlling interest	27,149	27,913

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	137,415	136,082
Retained earnings	1,138,071	1,126,851
Accumulated other comprehensive loss	(179,185)	(164,765)
Treasury shares	(430,618)	(428,467)
Total stockholders' equity	707,659	711,677

Total liabilities, redeemable noncontrolling interest and stockholders' equity	$1,554,864	$1,566,880

Standex International Corporation

Consolidated Statement of Operations

(unaudited)

	Three Months Ended
	September 30,
(In thousands, except per share data)	2025	2024

Net sales	$217,431	170,464
Cost of sales	126,998	100,391
Gross profit	90,433	70,073

Selling, general and administrative expenses	50,129	41,043
(Gain) loss on sale of business	-	-
Restructuring costs	5,997	1,086
Amortization of acquired intangible assets	4,537	2,005
Acquisition related costs	136	1,840
Other operating (income) expense, net	-	-

Income from operations	29,634	24,099

Interest expense	8,912	977
Other non-operating (income) expense, net	(265)	(28)
Total	8,647	949

Income from continuing operations before income taxes	20,987	23,150
Provision for income taxes	5,165	4,962
Net income from continuing operations	15,822	18,188

Income (loss) from discontinued operations, net of tax	(27)	9

Net income	15,795	18,197
Less: net income attributable to redeemable noncontrolling interest	739	-
Net income attributable to Standex International	$15,056	18,197

Basic earnings per share:
Income (loss) from discontinued operations	-	-
Total income (loss) attributable to Standex International	$1.26	1.54

Diluted earnings per share:
Income (loss) from discontinued operations	-	-
Total income (loss) attributable to Standex International	$1.25	1.53

Average Shares Outstanding
Basic	12,013	11,787
Diluted	12,047	11,904

Standex International Corporation and Subsidiaries

Statements of Consolidated Cash Flows

(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2025	2024

Cash flows from operating activities
Net income (loss)	$15,795	$18,197
Income (loss) from discontinued operations	(27)	9
Income from continuing operations	15,822	18,188

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,817	7,061
Stock-based compensation	1,774	2,568
Non-cash portion of restructuring charge	149	(143)
Contributions to defined benefit plans	(1,285)	(3,379)
Net changes in operating assets and liabilities	(9,469)	(6,748)
Net cash provided by (used in) operating activities - continuing operations	16,808	17,547
Net cash provided by (used in) discontinued operations	18	26
Net cash provided by (used in) operating activities	16,826	17,573
Cash flows from investing activities
Expenditures for property, plant and equipment	(6,420)	(6,725)
Other investing activities	59	411
Net cash provided by (used in) investing activities - continuing operations	(6,361)	(6,314)
Net cash provided by (used in) investing activities - discontinued operations	-	-
Net cash provided by (used in) investing activities	(6,361)	(6,314)
Cash flows from financing activities
Payments of debt	(8,000)	-
Distribution to non-controlling interests	(725)	-
Cash dividend paid	(3,836)	(3,528)
Purchase of treasury stock and other	(4,072)	(4,381)
Activity under share-based payment plans	1,140	1,637
Net cash (used in) financing activities	(15,493)	(6,273)
Effect of exchange rate changes on cash and cash equivalents	(861)	5,395
Net change in cash and cash equivalents	(5,889)	(10,381)
Cash and cash equivalents at beginning of period	104,542	154,203
Cash and cash equivalents at end of period	$98,653	$164,584

Standex International Corporation

Selected Segment Data

(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2025	2024
Net Sales
Electronics	$110,553	$77,733
Engineering Technologies	29,894	20,530
Scientific	19,450	17,693
Engraving	35,840	33,363
Specialty Solutions	21,694	21,145
Total	$217,431	$170,464

Income from operations
Electronics	$28,283	$17,027
Engineering Technologies	3,617	5,824
Scientific	4,678	4,749
Engraving	6,537	4,010
Specialty Solutions	2,889	3,548
Gain (loss) on sale of business	-	(1,086)
Restructuring	(5,997)	-
Acquisition related costs	(136)	(1,840)
Corporate	(10,237)	(8,133)
Other operating income (expense), net	-	-
Total	$29,634	$24,099

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended
	September 30,
(In thousands, except percentages)	2025	2024	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$217,431	$170,464	27.6%
Income from operations, as reported	$29,634	$24,099	23.0%
Income from operations margin	13.6%	14.1%
Adjustments:
Restructuring charges	5,997	1,086
Acquisition-related costs	433	1,840
Amortization of acquired intangible assets	4,537	2,005
Purchase accounting expenses	993	-
Adjusted income from operations	$41,594	$29,030	43.3%
Adjusted income from operations margin	19.1%	17.0%
Interest and other income (expense), net	(8,647)	(949)
Provision for income taxes	(5,165)	(4,962)
Discrete and other tax items	-	(72)
Tax impact of above adjustments	(3,005)	(1,183)
Net income from continuing operations, as adjusted	24,777	21,864	13.3%
Less: net income attributable to redeemable noncontrolling interest	739	-
Net income attributable to Standex International, as adjusted	$24,038	$21,864	9.9%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$15,822	$18,188	-13.0%
Net income from continuing operations margin	7.3%	10.7%
Add back:
Provision for income taxes	5,165	4,962
Interest expense	8,912	977
Depreciation and amortization	9,817	7,061
EBITDA	$39,716	$31,188	27.3%
EBITDA Margin	18.3%	18.3%
Adjustments:
Restructuring charges	5,997	1,086
Acquisition-related costs	433	1,840
Purchase accounting expenses	993	-
Adjusted EBITDA	$47,139	$34,114	38.2%
	21.7%	20.0%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$16,808	$17,547
Less: Capital expenditures	(6,420)	(6,725)
Free cash flow from continuing operations	$10,388	$10,822

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended
	September 30,
Adjusted earnings per share from continuing operations	2025	2024	% Change

Diluted earnings per share from net income attributable to Standex, as reported	$1.25	$1.53	-18.3%

Adjustments:
Restructuring charges	0.37	0.07
Acquisition-related costs	0.02	0.12
Amortization of acquired intangible assets	0.29	0.13
Discrete tax items	-	(0.01)
Purchase accounting expenses	0.06	-
Diluted earnings per share from net income attributeable to Standex, as adjusted	$1.99	$1.84	8.2%